Exhibit 99.1

For Immediate Release April 11, 2022	Media Contact: +1 (212) 733-1226 pfizermediarelations@Pfizer.com
Investor Contact: +1 (212) 733-4848 IR@Pfizer.com

Pfizer Names David M. Denton Chief Financial Officer

NEW YORK, April 11, 2022 — Pfizer Inc. (NYSE: PFE) today announced that David M. Denton will join the Company as Chief Financial Officer (CFO) and Executive Vice President effective May 2, 2022. Mr. Denton will be a member of Pfizer’s Executive Leadership Team reporting to Chairman and Chief Executive Officer, Albert Bourla. He joins Pfizer from Lowe’s Companies, Inc. where he served as CFO and Executive Vice President. Mr. Denton succeeds Frank D’Amelio, CFO and Executive Vice President, who recently announced his intention to leave Pfizer after a notable 15-year career. Mr. D’Amelio has agreed to remain in place through a transition period.
Mr. Denton has more than 25 years of finance and operational expertise, including more than 20 years in the healthcare sector. As a result, he brings to Pfizer a unique perspective on the role of payers, the needs of patients, and the rapidly evolving healthcare landscape.
At Pfizer, Mr. Denton will be a key thought partner to the Company’s CEO and Executive Leadership Team while overseeing every aspect of the Company’s financial management. He will be responsible for all corporate finance functions, including audit, treasury, tax, insurance, operations planning and analysis (OP&A), corporate controllership, and business finance and analytics.
“Our Company's continued financial strength is essential to Pfizer’s ability to deliver on our purpose and to create long-term value for all our stakeholders,” said Albert Bourla, Chairman and Chief Executive Officer, Pfizer. “Dave brings with him deep financial experience, a track record of achievement and true insights into today’s healthcare system. For these reasons, he is the perfect leader to take the helm of our talented finance organization and deliver a comprehensive strategic financial vision that will help drive Pfizer’s future growth and success.”
Bourla continued, “My sincere thanks to Frank D’Amelio for his numerous and lasting contributions to Pfizer, including mentoring so many of Pfizer’s current outstanding leaders and improving the lives of so many patients around the world.”
"We are living at a time of unprecedented scientific advancement and Pfizer is a company that is unparalleled in its ambition to make a difference in patients' lives. For me, there could be no professional opportunity greater than leveraging all my years of finance and business experience to play a role in helping deliver on this aspiration, working alongside a high-performing team that has been built for growth and enhancing shareholder returns,” said David Denton.
Prior to joining Lowe's in 2018, Mr. Denton served as Executive Vice President and CFO of CVS Health, where he was responsible for all aspects of their financial planning and management. He played a key role in CVS’s transformational journey from a retail pharmacy to the health solutions company it is today and led the full integration of Caremark into CVS. In December 2017, Mr. Denton played a pivotal role in CVS’s acquisition of Aetna, structuring and negotiating the terms and financing for the transaction.
Before becoming CFO at CVS, Mr. Denton held several leadership roles, including senior vice president and controller/chief accounting officer. Prior to CVS, he was with the management consulting firm of Deloitte Touche Tohmatsu.
He earned a bachelor's degree in business administration from Kansas State University, USA and an MBA from the Babcock Graduate School of Management at Wake Forest University, USA. He serves on the board of Tapestry, Inc.
About Pfizer: Breakthroughs That Change Patients’ Lives
At Pfizer, we apply science and our global resources to bring therapies to people that extend and significantly improve their lives. We strive to set the standard for quality, safety and value in the discovery, development and manufacture of health care products, including innovative medicines and vaccines. Every day, Pfizer colleagues work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. Consistent with our responsibility as one of the world's premier innovative biopharmaceutical companies, we collaborate with health care providers, governments and local communities to support and expand access to reliable, affordable health care around the world. For more than 170 years, we have worked to make a difference for all who rely on us. We routinely post information that may be important to investors on our website at www.Pfizer.com. In addition, to learn more, please visit us on www.Pfizer.com and follow us on Twitter at @Pfizer and @Pfizer News, LinkedIn, YouTube and like us on Facebook at Facebook.com/Pfizer.

Disclosure Notice: The information contained in this release is as of April 11, 2022. The Company assumes no obligation to update forward-looking statements contained in this release as a result of new information or future events or developments.

This release contains forward-looking information about, among other things, the Company’s value creation and growth potential that are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, the uncertainties inherent in research and development; the uncertainties inherent in business and financial planning, including, without limitation, risks related to Pfizer’s business and prospects, adverse developments in Pfizer’s markets, or adverse developments in the U.S. or global capital markets, credit markets, regulatory environment or economies generally; the impact of COVID-19 on our business, operations and financial results; and competitive developments.
A further description of risks and uncertainties can be found in Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and in its subsequent reports on Form 10-Q, including in the sections thereof captioned “Risk Factors” and “Forward-Looking Information and Factors That May Affect Future Results”, as well as in its subsequent reports on Form 8-K, all of which are filed with the U.S. Securities and Exchange Commission and available at www.sec.gov and www.pfizer.com.

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